UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2008

INTERLINK ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21858	77-0056625
State or Other Jurisdiction of Incorporation	Commission File Number	I.R.S. Employer Identification Number

546 Flynn Road, Camarillo, California 93012

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (805) 484-8855

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement

On December 24, 2008, Interlink Electronics, Inc. (the “Company”) received a letter dated December 24, 2008 (the “Letter”), from counsel to SRB Greenway Capital, L.P., SRB Greenway Capital (Q.P.), L.P. and SRB Greenway Offshore Operating Fund, L.P. (collectively the “Funds”), holders of 8% convertible notes (the “Notes”) and warrants issued by the Company.

The Letter demands the Company pay the Funds the sum of $88,886, purportedly representing liquidated damages for failing to timely comply with the terms of a registration rights agreement entered into between the Company and all holders of the Notes and warrants at or about the time the Notes were issued, which required the Company to file a registration statement with the Securities and Exchange Commission with respect to the securities issuable upon conversion of the Notes, and to cause such registration statement to become effective by a certain deadline.

Additionally, the Letter alleges that the Company defaulted under the Notes by failing to pay the $88,886 in liquidated damages and purports to declare all unpaid principal and accrued interest on the Notes immediately due and payable. The Funds currently own Notes totaling $263,943, which represents 5.2% of the total issue of the Notes. If the Company were found to be in default under the Notes held by the Funds, it is highly likely that the Company would be in default under the total issue of the Notes. Further, if the Company were to pay these amounts immediately, it may deplete the Company’s cash such that a default could occur in the Company’s bank line of credit. The Company does not currently have any borrowings under its bank line of credit.

Furthermore, the Letter alleges that the Company also defaulted under the Notes when, as discussed in the Company’s 8-K filed on December 23, 2008, other noteholders purportedly accelerated their Notes in a letter dated December 17, 2008 and the acceleration was not rescinded, annulled or otherwise cured on or prior to December 27, 2008.

The Company disputes that it is in default under the Notes, and the Company intends to vigorously defend against any allegations to the contrary. However, the Company is continuing to review the liquidated damages matter and intends to respond accordingly.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLINK ELECTRONICS, INC.

Date: January 6, 2009	By:	/s/ CHARLES C. BEST
Charles C. Best Chief Financial Officer